Exhibit 99.2


David P. Berkowitz ("Mr. Berkowitz") and William A. Ackman ("Mr. Ackman") are the sole owners of DBP Corp. ("DBP") and Karenina Corp. ("Karenina"), respectively. Mr. Berkowitz and Mr. Ackman, through their ownership of DBP and Karenina, control Section H Partners, L.P. ("Section H"). Mr. Berkowitz and Mr. Ackman also control, and conduct of all investment activities of, Gotham International Advisors, LLC ("Advisors") and Gotham Holdings Management LLC ("Gotham Management," and together with the Section H, Mr. Ackman, Mr. Berkowitz, and Advisors, the "Reporting Persons"). Section H is the general partner of Gotham Partners, LP ("Gotham") and Gotham Partners III, LP ("Gotham III"). Advisors is the investment manager of Gotham Partners International, Ltd. ("Gotham International"). Gotham Management is the manager of Gotham Holdings II, L.L.C. ("Holdings II") and Gotham Holdings III, L.L.C. ("Holdings III"). Gotham, Gotham III, Holdings II and Holdings III may be deemed to beneficially own the securities owned by Manticore Properties, LLC ("Manticore"). Mr. Ackman is the managing member of Mantpro, LLC, which may be deemed to beneficially own the securities owned by Manticore Properties II, L.P. ("Manticore II," and together with Manticore, Holdings II, Holdings III, Gotham International, Gotham and Gotham III, the "Investment Entities"). The Reporting Persons hold the reported securities indirectly through the Investment Entities. Mr. Ackman, Mr. Berkowitz, Section H, Advisors and Gotham Management disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein.